Exhibit 4.2

Mind Medicine (MindMed) Inc.

(Formerly Broadway Gold Mining Ltd.)

Consolidated Financial Statements

(Expressed in United States Dollars)

For the Year Ended December 31, 2020

(with comparatives for the period from May 30, 2019
(date of Incorporation) to December 31, 2019)

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of Mind Medicine (MindMed) Inc. (formerly Broadway Gold Mining Ltd.)

Opinion

We have audited the consolidated financial statements of Mind Medicine (MindMed) Inc. (formerly Broadway Gold Mining Ltd.), (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2020 and 2019 and the consolidated statement of loss and comprehensive loss, changes in shareholders' equity, and cash flows for the year ended December 31, 2020 and for the period May 30, 2019 (date of incorporation) to December 31, 2019, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and 2019, and its consolidated financial performance and its consolidated cash flows for the year and period then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises the Management's Discussion and Analysis, but does not include the consolidated financial statements and our report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained the Management Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

1

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Mark Jakovcic.

/s/ RSM Canada LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

March 29, 2021

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Consolidated Statements of Financial Position

(Expressed in thousands of United States Dollars)

As at December 31, 2020

	December 31, 2020	December 31, 2019
Assets

Current
Cash	$80,094	$3,017
Funds held in trust (Note 5)	-	3,686
Prepaid and other current assets	875	34

	80,969	6,737
Non-current assets
Intangible assets, net (Note 6)	4,675	5,225

Total assets	$85,644	$11,962

Liabilities

Current
Accounts payable and accrued liabilities	$2,377	$1,961

Total liabilities	2,377	1,961

Shareholders' equity
Share capital (Note 7)	105,604	15,322
Warrants (Note 8)	15,871	153
Contributed surplus	2,321	-
Accumulated other comprehensive income	284	-
Deficit	(40,813)	(5,474)

Total shareholders' equity	83,267	10,001

Total liabilities and shareholders' equity	$85,644	$11,962

Commitments (Note 15)

Subsequent Events (Note 19)

Approved by the Board	/s/ Jamon Rahn	/s/ Brigid Makes
	Director	Director

The accompanying notes are an integral part of these consolidated financial statements

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in thousands of United States Dollars)

	For the Year Ended December 31, 2020	For the Period from May 30, 2019 (Date of Incorporation) to December 31, 2019
Expenses
Research and development (Note 13)	$15,387	$2,049
General and administrative (Note 14)	7,690	3,105
Share-based payments (Notes 7(v) and 9)	8,810	73
Amortization (Note 6)	550	275

Loss before the undernoted items	(32,437)	(5,502)

Interest income	13	12
Interest expense	-	(2)
Foreign exchange gain	130	18
Loss on revaluation of derivative liability (Note 11)	(873)	-
Listing expense (Note 4)	(2,172)	-

Loss before income taxes	(35,339)	(5,474)
Income taxes (Note 10)	-	-
Net loss for the period	(35,339)	(5,474)
Gain on foreign currency translation	284	-

Net loss and comprehensive loss for the period	$(35,055)	$(5,474)

Basic and diluted loss per common share	$(0.10)	$(0.05)

Weighted average number of common shares outstanding

Basic and diluted (Note 12)	361,135,160	103,937,872

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

	Subordinate Voting Shares	Multiple Voting Shares	Share Capital Amount	Warrants	Contributed Surplus	Accumulated OCI	Deficit	Total
Balance, May 30, 2019	-	-	-	-	-	-	-	-
Issuance of share capital net of share issuance costs (Note 7 and 8)	49,860,200	-	15,322	153	-	-	-	15,475
Net loss and Comprehensive loss		-	-	-	-	-	(5,474)	(5,474)
Balance, December 31, 2019	49,860,200	-	$15,322	$153	$-	$-	$(5,474)	$10,001

Consolidation of shares (Notes 4 and 7(xi)) [1]	6,232,525	-	-	-	-	-	(5,474)	(5,474)
Shares and warrants deemed issued related to the reverse takeover transaction (Notes 4 and 7(xii))	189,923,751	550,000	19,603	635	-	-	-	35,713
Issuance of share capital net of share issuance costs (Notes 7(xiii)(xiv)(xv))	70,505,350	-	30,297	22,189	-	-	-	52,486
Share based payments (Notes 7(v)(xvi))	5,489,740	-	5,819	-	-	-	-	5,819
Warrants exercised (Note 8)	31,420,721	-	33,245	(8,784)	-	-	-	24,461
Options exercised	2,563,073	-	1,318	-	(670)	-	-	648
Stock option expense (Note 9)	-	-	-		2,991	-	-	2,991
Reclass of financing warrants to equity (Note 11)	-	-	-	1,678	-	-	-	1,678
Net Loss and Comprehensive loss	-	-	-	-	-	284	(35,339)	(35,055)
Balance, December 31, 2020	306,135,160	550,000	$105,604	$15,871	$2,321	$284	$(40,813)	$83,267

1 Number of shares reflect the retrospective application of the 8:1 share consolidation.

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows

(Expressed in thousands of United States Dollars)

	For the Year Ended December 31, 2020	For the period May 30, 2019 (date of incorporation) to December 31, 2019
Operating activities
Net loss	$(35,339)	$(5,474)
Items not affecting cash
Share-based payments (Notes 7(v)(xvi) and 9)	8,810	73
Listing expense - share consideration (Note 4)	1,539	-
Amortization of intangible assets (Note 6)	550	275
Loss on revaluation of derivative liability (Note 11)	873	-
Foreign exchange	(189)	(248)
Changes in non-cash operating assets and liabilities
Prepaid and other current assets	(828)	(34)
Accounts receivable	(13)	-
Accounts payable and accrued liabilities	417	1,961

Net cash used in operating activities	(24,179)	(3,347)

Financing activities
Proceeds from issuance of share capital, net of issuance costs (Note 8)	72,273	9,902
Proceeds from exercise of warrants (Note 8)	24,460	-
Proceeds from exercise of options (Note 9)	648	-

Net cash provided by financing activities	97,381	9,902

Increase in cash	73,202	6,455

Foreign exchange impact on cash	189	248

Cash, beginning of period	6,703	-

Cash, end of period	$80,094	$6,703

Supplemental cash flow Information
Cash	$80,094	$3,017
Funds held in trust (Note 5)	-	3,686

Cash and funds held in trust	$80,094	$6,703

Transfer of intangible assets in exchange for issuance of 55,000,000 Class A common shares (Note 7)	$-	$5,500

The accompanying notes are an integral part of these consolidated financial statements

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

1.	NATURE OF OPERATIONS

Mind Medicine (MindMed) Inc. (formerly Broadway Gold Mining Ltd.) (the “Company” or “MindMed”) is incorporated under the laws of the Province of British Columbia. Its wholly owned subsidiaries, Mind Medicine, Inc. (“MindMed US”), MindMed Pty Ltd. and MindMed GmbH are incorporated in Delaware, Australia and Switzerland respectively. Prior to February 27, 2020, the Company’s operations were conducted through MindMed US.

The Company’s head office and address of its registered and records office is 1166 Alberni Street, Suite 1604, Vancouver, British Columbia V6E 3Z3. On February 27, 2020, MindMed completed a reverse takeover transaction with Broadway Gold Mining Ltd. (“Broadway”) by way of a plan of arrangement which resulted in the Company becoming the parent company of MindMed US. MindMed US is deemed to be the acquirer in the reverse takeover transaction. As a result, the consolidated statements of financial position are presented as a continuance of MindMed US and the comparative figures presented are those of MindMed US. See Note 4 for details.

MindMed is a neuro-pharmaceutical drug development platform advancing medicines based on psychedelic substances through rigorous science and clinical trials. MindMed’s mission is to discover, develop and deploy psychedelic inspired medicines and experiential therapies that alleviate suffering and improve health. The Company seeks to prove the safety and efficacy of psychedelic-based substances as disruptive technologies and solutions for a continuum of mental illnesses and high unmet medical needs through its unique drug development platform.

The consolidated financial statements were prepared on a going concern basis, which assumes that the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. Depending on the length and severity of the pandemic, COVID-19 could impact the Corporation’s operations, could cause delays relating to approval from the FDA and equivalent organizations in other countries, could postpone research activities, could impair the Corporation’s ability to raise funds depending on COVID-19’s effect on capital markets, and could affect logistics and the Corporation’s ability to move materials in a timely manner to clinical trial sites or production of GMP materials (which availability of GMP materials may also impact clinical trial timelines).

To the knowledge of the Company’s management as of the date hereof, COVID-19 does not present, at this time, any specific known impacts to the Company in relation to the Corporation’s business objectives or disclosed milestones related thereto. The Company relies on third parties to conduct and monitor the Company’s pre-clinical studies and clinical trials. However, to the knowledge of Company’s management, the ability of these third parties to conduct and monitor pre-clinical studies and clinical trials has not been and is not anticipated to be impacted by COVID-19. The Company is not currently aware of any changes in laws, regulations or guidelines, including tax and accounting requirements, arising from COVID-19 which would be reasonably anticipated to materially affect the Company’s business.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

2.	BASIS OF PRESENTATION

Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and the interpretations of the IFRS Interpretations Committee “IFRIC”, effective for the Company’s reporting for the year ended December 31, 2020.

These consolidated financial statements were approved for issuance by the Board of Directors on March 29, 2021.

Basis of Measurement

These consolidated financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities measured at fair value as determined at each reporting period.

Functional and Presentation Currency

These consolidated financial statements are presented in United States dollars, which is the Company’s presentation currency. The functional currency of the Company and it’s subsidiaries are as follows:

Mind Medicine (MindMed) Inc.	Canadian dollar
Mind Medicine, Inc. (US operating company)	US dollar
MindMed Pty Ltd. (Australian subsidiary)	US dollar
Mind Med Discover GmbH (Swiss subsidiary)	Swiss franc

The Company and its subsidiaries assess their functional currency individually. The functional currency of each of the Company’s subsidiaries is the currency of the primary economic environment in which each entity operates. Determination of functional currency involves certain judgments to determine the primary economic environment and this is re-evaluated for each new entity or if conditions change.

The parent Company, Mind Medicine (MindMed) Inc., changed its functional currency from the US dollar (USD) to the Canadian dollar (CAD) effective October 1, 2020. The Company acts as the financing company, raising funds to invest in projects, businesses and research and development. The change in functional currency was triggered by the Company’s ability to raise significant capital within the Canadian markets and in the Canadian currency. This was a significant change as before October 1st, the majority of the Company’s financing had been raised in US dollars. It was also noted that the Company’s expenses are primarily denominated in Canadian dollars. In accordance with IFRS, the change in functional currency has been applied on a prospective basis. An impact of the change in the Company’s functional currency is the reclassification of financing warrants from a derivative liability to equity classification in the statements of financial position (Note 11).

Use of Significant Estimates and Assumptions

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses, related disclosures of contingent assets and liabilities. Actual results could differ materially from these estimates and assumptions. The Company reviews its estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

2.	BASIS OF PRESENTATION (Continued)

Use of Significant Estimates and Assumptions (Continued)

Management has applied significant estimates and assumptions to the following:

Useful life of intangible assets

The Company estimates the useful lives of intangible assets from the date they are available for use in the manner intended by management and periodically reviews the useful lives to reflect management’s intent about developing and commercializing the assets.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or cash-generating unit). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Management evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Valuation of share-based compensation and warrants

Management measures the costs for share-based compensation and warrants using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected risk-free interest rate, future employee turnover rates, future exercise behaviours and corporate performance. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based compensation and warrants.

Significant judgements and estimates

Functional currency

The functional currency of the Company and each of the Company’s subsidiaries is the currency of the primary economic environment in which the respective entity operates. Such determination involves certain judgements to identify the primary economic environment. The Company reconsiders the functional currency of an entity if there is a significant change in the events and/or conditions which determine the primary economic environment. In the event of a change of functional currency, the Company reevaluates the classification of financial instruments. Upon the change in the parent company’s functional currency during the year, the financing warrants, which were initially classified as a derivative liability on the statement of financial position, were reassessed and reclassified as equity instruments at the fair value on the date of the functional currency change.

Research and development

Management monitors the progress of its research and development activities. Significant judgment is required to distinguish between the research and development phases. Development costs are recognized as an asset when the following criteria are met: (i) technical feasibility; (ii) intention to complete the project; (iii) the ability to generate future economic benefits; (iv) availability of technical and financial resources; (v) ability to measure the expenditures reliably. Research costs are expensed as incurred.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently in these consolidated financial statements.

Foreign Currency

Transactions in foreign currencies are translated to the functional currency at the rate on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange as at the reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value was determined.

Foreign Operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to United States dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to United States dollars at exchange rates at the dates of the transactions.

Foreign currency differences are recognized in other comprehensive income in the cumulative translation account.

When a foreign operation is disposed of, the relevant amount in the cumulative amount of foreign currency translation differences is transferred to profit or loss as part of the profit or loss on disposal. On the partial disposal of a subsidiary that includes a foreign operation, the relevant proportion of such cumulative amount is reattributed to non-controlling interest. In any other partial disposal of a foreign operation, the relevant proportion is reclassified to profit or loss.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative amount of foreign currency translation differences.

Subsidiaries

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries:

•    Mind Medicine, Inc. (US operating company)

•    MindMed Pty Ltd. (Australian subsidiary)

•    Mind Med Discover GmbH (Swiss subsidiary)

The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Company.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transactions Eliminated on Consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Cash

Cash is deposited with financial institutions. The Company has classified its cash at amortized cost.

Research and Development

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes.

Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to complete development and has sufficient resources to complete development and to use or sell the asset. Other development expenditures are expensed as incurred. No internal development costs have been capitalized to date.

Research and development expenses include all direct and indirect operating expenses supporting the products and processes in development, including inventory of drug substance.

The costs incurred in establishing and maintaining patents are expensed as incurred.

Intangible Assets

Externally acquired intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses. The cost of intangible assets acquired through asset acquisitions is their fair value at the acquisition date. These intangible assets are amortized on a straight-line basis over their estimated useful lives and are tested for impairment whenever events or changes indicate that their carrying amount may not be recoverable. Useful lives, residual values and amortization methods for these intangible assets with finite useful lives are reviewed at least annually.

Expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred.

The significant intangibles recognized by the Company and their useful economic lives are as follows:

Intangible assets	Useful life
18-MC program	10 years

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Non-financial Assets

The carrying amounts of the Company's non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If such an indication exists, the recoverable amount is estimated. The recoverable amount of an asset or a cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or cash-generating units. An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit exceeds its estimated recoverable amount. Impairment losses for intangible assets are recognized in research and development expenses.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Share Issuance Costs

Professional, consulting, regulatory fees and other costs that are directly attributable to the issuance of shares are charged to capital stock when the related shares are issued, net of any tax effects. Transaction costs of abandoned equity transactions are recognized in the consolidated statement of loss and comprehensive loss.

Share-based Payments

Where equity-settled share payments are awarded to management, employees and consultants, the fair value of the equity instruments at the date of grant is charged to the consolidated statements of loss and comprehensive loss. Where the terms and conditions are modified before they vest, any increase in the fair value of the shares, measured immediately before and after the modification, is also charged to the consolidated statements of loss and comprehensive loss.

Where equity instruments are granted to non-employees, they are recorded at the fair value of the goods or services received unless that fair value cannot be estimated reliably in which case they are measured at the fair value of the equity instruments granted. Amounts related to the issuance of shares are recorded as reduction of share capital. If the fair value of the goods or services received cannot be estimated reliably, the goods or services received, and the corresponding increase in equity are measured, indirectly, by reference to the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

Income Taxes

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income or loss.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized.

As a result of incurring scientific research and development expenditures, management anticipates that there will be non-refundable tax credits receivable following the completion of normal audit processes by tax authorities. Investment tax credits are recorded when received or when there is reasonable assurance that the credits will be realized. Upon recognition, amounts will be recorded as a reduction of research and development expenditures.

Loss Per Share

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similar to basic loss per share except that the weighted average number of shares outstanding is increased to include additional shares for the assumed exercise of stock options, warrants, and conversion of preferred shares, if dilutive. The number of additional shares is calculated by assuming that outstanding preferred shares would convert to common shares and that outstanding stock options and warrants were exercised and the proceeds from such exercises were used to acquire common stock at the average market price during the reporting period.

Business Combinations

At the time of acquisition, the Company determines whether what is acquired meets the definition of a business, in which case if it does, the transaction is considered a business combination, and otherwise it is recorded as an asset acquisition.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Combinations (Continued)

For an asset acquisition, the net identifiable assets acquired and liabilities assumed are measured at the fair value of the consideration paid, based on their relative fair values at the acquisition date. Acquisition related costs are included in the consideration paid and capitalized. No goodwill is recorded and no deferred tax asset or liability arising from the assets acquired or liabilities assumed is recognized upon the acquisition of the assets.

Business combinations are accounted for using the acquisition method. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill. Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability will be recognized in accordance with IFRS 9 either in income or as a change to other comprehensive income. If the contingent consideration is classified as equity, it shall not be remeasured.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the fair value of the net identifiable assets acquired and liabilities assumed. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

Acquisition costs are expensed as incurred, unless they qualify to be treated as debt issue costs, or as cost of issuing equity securities. The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date – and is subject to a maximum of one year.

The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

IFRS 9 Financial Instruments

Financial assets and liabilities, including derivatives, are recorded on the statement of financial position when the Company becomes a party to the financial instrument or derivative contract.

Classification and measurement of financial instruments

The Company measures a financial instrument at its fair value plus, in the case of a financial instrument not at fair value through profit (loss) (“FVTPL”), transaction costs that are directly attributable to the acquisition of the financial instrument. Transaction costs of financial instruments carried at fair value through FVTPL are expensed in profit (loss).

Subsequent measurement of financial assets depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories in which the Company classifies its financial instruments:

Amortized cost: Financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Finance income from these financial instruments is recorded in net income (loss) using the effective interest rate method.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

IFRS 9 financial Instruments (Continued)

Fair value through other comprehensive income (“FVOCI”): Financial instruments that are held for collection of contractual cash flows and for selling the financial instruments, where the financial instruments’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses, which are recognized in net income (loss). When the financial instrument is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to net income (loss).

FVTPL: Financial instruments that do not meet the criteria for amortized cost or FVOCI are measured at FVTPL. A gain or loss on a financial instrument that is subsequently measured at FVTPL and is not part of a hedging relationship is recognized in net income (loss) and presented net in comprehensive income (loss) in the period in which it arises.

Financial liabilities are subsequently measured at amortized cost using the effective interest method or at FVTPL. Financial liabilities are subsequently measured as FVTPL when the financial liability is (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) it is designated as FVTPL if eligible.

On December 31, 2020 the financial instruments of the Company were as follows:

Basis

Financial Assets
Cash	Amortized cost
Funds held in trust	Amortized cost

Financial Liabilities
Accounts payable and accrued liabilities	Amortized cost

Leases

At the commencement date of a lease, the Company will recognize a liability to make lease payments and an asset representing the right to use the underlying asset during the lease term. On an ongoing basis the Company separately recognizes the interest expense on the lease liability and the depreciation expense on the right-of-use asset. The Company is also required to remeasure the lease liability upon the occurrence of certain events such as a change in the lease term. The Company will recognize the amount of the remeasurement the lease liability as an adjustment to the right-of-use asset. The Company currently has leases that are considered short term leases within IFRS 16, Leases, with a lease term of 12 months or less. Payments for short-term leases are recognized on a straight-line basis as an expense in the statement of loss.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warrants Denominated in a Foreign Currency

Warrants issued by the Company and denominated in a currency different from the functional currency of the Company (i.e. a foreign currency) met the definition of a derivative financial liability and were fair valued at each statement of financial position date using the market value of the warrants traded on the NEO Exchange Inc. (“NEO Exchange”), with changes in the fair value recognized in the consolidated statement of earnings (loss) and comprehensive earnings (loss). As a result of the change in functional currency of the Company from the US dollar to the Canadian dollar, the warrants are no longer considered denominated in a foreign currency. The Company’s accounting policy is to re-evaluate the classification of debt and equity instruments in situations where the terms of the instrument have not changed, but the surrounding circumstances have changed. Accordingly, the warrant liability was transferred to equity instruments effective October 1, 2020. The warrants were transferred into equity at their fair value as at October 1, 2020, and as an equity instrument, the warrants will not be revalued on an ongoing basis.

Future accounting Changes

Amendments to IAS 1 - Classification of Liabilities as Current or Non-Current

In January 2020, IASB issued Classification of Liabilities as Current or Non-current, which amends IAS 1 - Presentation of Financial Statements. The narrow scope amendments affect only the presentation of liabilities in the statement of financial position and not the amount or timing of their recognition. It clarifies that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period and specifies that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability. It also introduces a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. Earlier application is permitted. The implementation of these amendments is not expected to have a significant impact on the Company.

Amendment to IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors

These amendments introduce the definition of an accounting estimate and include other amendments to IAS 8 to help entities distinguish changes in accounting estimates from changes in accounting policies. The amendments are effective for annual periods beginning on or after January 1, 2023 and changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Earlier application is permitted. Management is currently assessing the impact of this amendment.

Amendments to IFRS 3 - Business Combinations

Amendments to IFRS 3 “Business Combinations” were issued in May 2020, and are effective on or after January 1, 2022, with earlier application permitted. The amendments update references within IFRS 3 to the 2018 Conceptual Framework and require that the principles in IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” be used to identify liabilities and contingent assets arising from a business combination. Adoption of these amendments is not expected to have a significant impact on the Company’s consolidated financial statements.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

4.	REVERSE TAKEOVER

On February 27, 2020, the Company announced the completion of its reverse takeover transaction (the “Transaction”) by way of a plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”) pursuant to the terms of an arrangement agreement entered into on October 15, 2019 (the “Arrangement Agreement”) between Broadway, Madison Metals Inc., Broadway Delaware Subco Inc. (“Delaware Subco”) and MindMed US.

The Transaction

Immediately prior to the closing of the Transaction, Broadway: (a) consolidated its common shares, warrants and options on an eight-for-one basis (the “Consolidation”), (b) changed its name to “Mind Medicine (MindMed) Inc.” (the “Name Change”), (c) reclassified its post-Consolidation common shares as subordinate voting shares (the “Subordinate Voting Shares”) and (d) created a new class of multiple voting shares (the “Multiple Voting Shares”) ((c) and (d) together, the “Share Capital Amendment”). Broadway’s shareholders received 6,232,525 Subordinate Voting Shares of the resulting issuer. The substance of the Transaction is a reverse acquisition of a non-operating company. The Transaction does not constitute a business combination as the Company does not meet the definition of a business under IFRS 3 – Business Combinations. Immediately after the Transaction, shareholders of MindMed US owned 97% of the voting rights of the Company. As a result, the Transaction has been accounted for as a capital transaction with MindMed US being identified as the accounting acquirer and the equity consideration being measured at fair value, using the acquisition method of accounting. The Transaction has been accounted for in the consolidated financial statements as a continuation of the financial statements of MindMed US.

NEO Exchange Listing

The Subordinate Voting Shares of the Company were listed for trading on the NEO Exchange with the trading symbol “MMED” on March 3, 2020.

Purchase Price Consideration

MindMed US is deemed to have acquired the former Broadway as part of the Arrangement. The transaction was accounted for using the acquisition method of accounting whereby the assets acquired, and liabilities assumed were recorded at their estimated fair value at the acquisition date. The acquisition was not assessed to be a business combination and is therefore treated as an asset acquisition under the scope of IFRS 2 – Share Based Payments. The consideration consisted entirely of shares of the Company which were measured at the estimated fair value on the date of acquisition. The fair value of the Subordinate Voting Shares issued to the former Broadway shareholders was determined to be $1,539 based on the fair value of the shares issued.

In connection with the acquisition of Broadway, the Company incurred acquisition costs of $395.

Subordinate Voting Shares of the Company issued	6,232,525
Fair value of shares issued @CAD$0.33 (USD $0.247) per share	$1,539
Identifiable assets acquired	23
Identifiable liabilities assumed	(261)
Net liabilities assumed	238
Acquisition costs	395
Total purchase price (recorded as Listing expense)	$2,172

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

5.	FUNDS HELD IN TRUST

Cash held in trust of $nil (December 31, 2019 - $3,686) represents unrestricted funds held at a Canadian chartered bank by the Company’s corporate counsel, representing proceeds from closed private placements less disbursements directed by the Company.

6.	INTANGIBLE ASSETS

Cost
Balance, May 30, 2019	$-
Acquisition of 18-MC program	5,500
Balance, December 31, 2019 and December 31, 2020	$5,500
Accumulated amortization
Balance, May 30, 2019	-
Amortization	$275
Balance, December 31, 2019	275
Amortization	550
Balance, December 31, 2020	$825
Net carrying amount
December 31, 2019	$5,225
December 31, 2020	$4,675

In July 2019, MindMed US acquired the assets of the 18-methyloxycoronaridine (“18-MC”) program from Savant Addiction Medicine, LLC in exchange for the issuance by MindMed US of 55,000,000 class A common shares. The intangible assets were valued based on the shares exchanged. The shares were valued using third party arm’s-length purchases of the MindMed US class C common shares at the time of acquisition of 18-MC which were issued at $0.10 per share.

7.	SHARE CAPITAL

Pursuant to the terms of the Arrangement, the Company’s equity structure reflects the equity structure of Broadway (the accounting acquiree), including the equity interests Broadway issued to effect the combination. Accordingly, the equity structure of MindMed US (the accounting acquirer) is restated using the exchange ratio established in the Agreement to reflect the number of shares of the Broadway (the accounting acquiree) issued in the reverse takeover. On February 27, 2020, all outstanding Class B common shares (“Class B Shares”), Class C common shares (“Class C Shares”) and Class D common shares (“Class D Shares”) of MindMed US were exchanged for Class A common shares of MindMed US (“Class A Shares”), immediately following which all Class A Shares were exchanged, on a one-for-one basis (the “Exchange Ratio”), for Subordinate Voting Shares or Multiple Voting Shares (in the case of Multiple Voting Shares the exchange was on a one-for-one-hundred basis) of the Resulting Issuer (“Resulting Issuer Shares”) on a post-Consolidation basis. Such Class A Shares were then cancelled pursuant to the Arrangement, and the MindMed US issued 1,000 common shares to the Company as consideration for issuing the Resulting Issuer Shares to the former MindMed US shareholders.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

7.	SHARE CAPITAL (Continued)

Authorized

The Company’s authorized capital consists of (i) an unlimited number of Subordinate Voting Shares, and (ii) an unlimited number of Multiple Voting Shares.

The holders of Subordinate Voting Shares are entitled to one vote for each Subordinate Voting share held. The holders of Multiple Voting Shares are entitled to 100 votes for each Multiple Voting Share held.

Voting Rights

All holders of Subordinate Voting Shares and Multiple Voting Shares are entitled to receive notice of any meeting of shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares are entitled to vote separately as a class under the Business Corporations Act (British Columbia). A quorum for the transaction of business at any meeting of shareholders is two persons present at the meeting, each of whom is entitled to vote at the meeting, and who hold or represent by proxy in the aggregate not less than 5% of the outstanding shares of the Company entitled to vote at the meeting.

On all matters upon which shareholders the Company are entitled to vote:

•	each Subordinate Voting Share is entitled to one vote per Subordinate Voting Share; and
•	each Multiple Voting Share is entitled to 100 votes per Multiple Voting Share.

Unless a different majority is required by law or the articles of the Company, resolutions to be approved by shareholders require approval by a simple majority of shareholders.

Issued and outstanding Multiple Voting Shares, including fractions thereof, may at any time, subject to the FPI Condition (as defined below), at the option of the holder, be converted into Subordinate Voting Shares at a ratio of 100 Subordinate Voting Shares per Multiple Voting Share. Further, the board of directors of the Company may determine in the future that it is no longer advisable to maintain the Multiple Voting Shares as a separate class of shares and may cause all of the issued and outstanding Multiple Voting Shares to be converted into Subordinate Voting Shares at a ratio of 100 Subordinate Voting Shares per Multiple Voting Share.

Conversion Rights and Conditions

The right of the Multiple Voting Shares to convert into Subordinate Voting Shares is subject to certain conditions in order to maintain the status of the Company as a “foreign private issuer” under United States securities laws (the “FPI Condition”).

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

7.	SHARE CAPITAL (Continued)

Share Capital Issued

Mind Medicine (MindMed) Inc. Share Capital

		Class A Voting	Class B Voting	Class C Non- Voting	Class D Non- Voting	Total	Amount
Acquisition of 18-MC program	(i)	55,000,000				55,000,000	$5,500
Class B shares	(ii)		35,000,000			35,000,000	4
Private placement	(iii)			46,993,671		46,993,671	4,699
Private placement	(iv)				10,000,000	10,000,000	1,000
Director compensation	(v)				725,025	725,025	73
Offering - First Tranche	(vi)				18,771,897	18,771,897	4,046
Balance December 31, 2019		55,000,000	35,000,000	46,993,671	29,496,922	166,490,593	15,322
Offering - Second and Third Tranches	(vii),(ix)				78,333,158	78,333,158	18,041
Employee termination agreement	(viii)				100,000	100,000	23
Shares exchanged under Arrangement	(x)	(55,000,000)	(35,000,000)	(46,993,671)	(107,930,080)	(244,923,751)	(33,386)
Balance after Arrangement		-	-	-	-	-	$-

Mind Medicine (MindMed) Inc. Share Capital

		Subordinate	Multiple	Total Voting
		Voting	Voting	Rights
Broadway share consolidation	(xi)	6,232,525		6,232,525	$1,539
Shares exchanged under Arrangement	(xii)	189,923,751		189,923,751	27,886
Shares exchanged under Arrangement	(xii)		550,000	55,000,000	5,500
Bought deal financing - May 2020	(xiii)	24,953,850		24,953,850	7,525
Bought deal financing - Oct 2020	(xiv)	27,381,500		27,381,500	16,432
Bought deal financing - Dec 2020	(xv)	18,170,000		18,170,000	6,340
Warrants exercised		31,420,721		31,420,721	33,245
Options exercised		2,563,073		2,563,073	1,318
Share-based settlement payment	(xvi)	3,000,000		3,000,000	5,570
Director compensation	(v)	2,489,740		2,489,740	249
Balance December 31, 2020		306,135,160	550,000	361,135,160	$105,604

(i)	In July 2019, MindMed US issued 55,000,000 Class A shares to Savant Addiction Medicine, LLC for the acquisition of its 18-MC program. The shares were valued using third party arm’s-length purchases of MindMed US’s Class C shares at the time of acquisition of 18-MC which were issued at $0.10 per share.

(ii)	In July 2019, MindMed US issued 35,000,000 Class B shares at a price of $0.0001 per share yielding gross proceeds of $4.

(iii)	In September 2019, MindMed US completed a non-brokered private placement financing and sold 46,993,671 Class C shares at a price of $0.10 per share yielding gross proceeds of $4,699 before deducting share issuance costs of $85.

(iv)	In September 2019, MindMed US sold 10,000,000 Class D shares to two members of the board of directors of MindMed US, at a price of $0.10 per share yielding gross proceeds of $1,000.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

7.       SHARE CAPITAL (Continued)

Share Capital Issued (Continued)

(v)	On September 16, 2019, MindMed US entered into an agreement with a director of the MindMed US pursuant to which the director agreed to: (i) join the board of directors of MindMed US, (ii) obtain a loan (the “Loan”) of $500,000 for the sole purpose of acquiring 5,000,000 Class D shares, and (iii) purchase 5,000,000 Class D shares for $500.

▪	The Loan is secured by the Class D shares, which is the sole security and recourse against the director. One-quarter of the Loan ($125) shall be automatically deemed to be repaid and satisfied on each six-month anniversary of the date of the Loan (the “Repayment Date”) so long as the director remains a member of the board of directors of MindMed US.

▪	If the director ceases to be a member of the board of directors of MindMed US and all affiliates of MindMed US, other than as a result of his disqualification under applicable corporate law or his resignation, the Loan shall be automatically deemed to be repaid and satisfied in full and the director shall be fully and finally released from his obligations under the Loan.

▪	The principal remaining from time to time unpaid and outstanding shall bear interest, before and after an event of default at 2% per annum calculated monthly, not in advance. Accrued and unpaid interest shall be payable on each Repayment Date. The director has the right and privilege of prepaying the whole or any portion of the principal amount of the Loan at any time or times prior to maturity or if an event of default has occurred, whichever comes first, without notice, bonus or penalty. All such prepayments shall be applied first in satisfaction of any accrued but unpaid interest and thereafter to the outstanding principal amount of the Loan.

The Loan has been accounted for as an option plan since MindMed does not have full recourse to the outstanding loan balance. In the event the director ceases to be a member of the board of directors of MindMed US and all affiliates of MindMed US, the Class D Shares (which have since been exchanged for Subordinate Voting Shares) would be tendered back to the Company without any payment being made. As a result, the Company has not recognized a loan receivable or the corresponding Class D Shares (or resulting Subordinate Voting Shares) as outstanding. The Company has estimated a grant- date fair value, which is recorded as share-based compensation expense over a two-year vesting period with a corresponding amount to share capital. The fair value has been estimated using the Black- Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 151%, (iii) risk-free rate of 1.74%, (iv) share price of $0.10, (v) forfeiture rate of 0%, and (vi) expected life of 24 months. The total grant-date fair value is $500.

In connection with the Transaction, the directors of MindMed US were elected as directors of the Company. The Class D Shares issued pursuant to the Loan were converted to Subordinate Voting Shares. The resulting share-based compensation for the year ended December 31, 2020 is $249. Although 5,000,000 Subordinate Voting Shares were issued to the director, only the portion that has vested, represented by the cumulative amount of share-based compensation recognized (3,214,765 Subordinate Voting Shares), is reflected in the number of Subordinate Voting Shares issued and related share capital balance.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

7.	SHARE CAPITAL (Continued)

Share Capital Issued (Continued)

(vi)	On December 19, 2019, MindMed US entered into an agency agreement with Canaccord Genuity Corp. (“Canaccord”) and completed the first tranche of a private placement by MindMed US (the “MindMed US Offering”), issuing a total of 18,771,897 Class D Shares at a price of $0.33 CAD ($0.25) per share for gross proceeds of $4,727, before deducting cash share issuance costs of $443. On closing of the first tranche of the MindMed US Offering, MindMed issued Canaccord, as agent, 1,314,033 compensation warrants (note 8).

(vii)	On February 18, 2020, MindMed US completed the second tranche of the MindMed US Offering, issuing a total of 37,105,370 Class D Shares at a price of $0.33 CAD ($0.25) per share for gross proceeds of $9,227. On closing of the second tranche of the MindMed US Offering, MindMed US issued Canaccord, as agent, 2,597,376 compensation warrants.

(viii)	On February 18, 2020, MindMed US issued 100,000 Class D Shares to a former executive of MindMed US.

(ix)	On February 26, 2020, MindMed US completed the third tranche of the MindMed US Offering, issuing a total of 41,227,788 Class D Shares at a price of $0.33 CAD ($0.25) per share for gross proceeds of $10,252. On closing of the third tranche of the MindMed US Offering, MindMed US issued 2,045,945 compensation warrants and 840,000 compensation warrants to its agents. Total cash share issuance costs for the second and third tranches of the MindMed US Offering of $802 were deducted from the gross proceeds.

(x)	Pursuant to the Arrangement Agreement, 244,923,751 Class A Shares were exchanged for Subordinate Voting Shares or Multiple Voting Shares, as applicable. Pursuant to the Arrangement Agreement, 1,000 common shares of MindMed US were issued to Broadway in consideration of the issuance of the Subordinate Voting Shares and Multiple Voting Shares to former MindMed US shareholders.

(xi)	As at February 26, 2020, Broadway had 49,860,200 common shares issued and outstanding; pursuant to the Arrangement Agreement, Broadway’s common shares were consolidated on an eight to one (8:1) basis and converted to Subordinate Voting Shares.

(xii)	Pursuant to the Arrangement Agreement, Class A Shares were exchanged for either: (a) Subordinate Voting Shares (189,923,751 Class A Shares were exchanged for 189,923,751 Subordinate Voting Shares); or (b) Multiple Voting Shares (55,000,000 shares were exchanged for 550,000 Multiple Voting Shares).

(xiii)	On May 26, 2020, the Company completed a bought deal financing resulting in the issuance of 24,953,850 units at a price per unit of $0.53CAD ($0.38) for gross proceeds of $9,582. Each unit comprises one subordinate voting share and one-half of one Subordinate Voting Share purchase warrant (each whole warrant, a "Warrant"). Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of $0.79CAD ($0.57) until May 26, 2022. Also in connection with this transaction, the Company issued 994,034 compensation warrants to its agent (Note 9). Total cash share issuance costs of $1,291 were deducted from the gross proceeds.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

7.	SHARE CAPITAL (Continued)

Share Capital Issued (Continued)

(xiv)	On October 30, 2020, the Company completed a bought deal financing resulting in the issuance of 27,381,500 units of the Company at a price per Unit of $1.05 CAD ($0.79) for gross proceeds of $22,075. Each Unit comprised one subordinate voting share of the Company and one-half of one Subordinate Voting Share purchase warrant. Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of $1.40 CAD ($1.05) until October 30, 2023. Also in connection with this transaction, the Company issued 1,090,200 compensation warrants to its agent (Note 9). Total cash share issuance costs of $1,589 were deducted from the gross proceeds.

(xv)	On December 11, 2020, the Company completed a bought deal financing resulting in the issuance of 18,170,000 units of the Company (the "Units") at a price per Unit of $1.90 CAD ($1.49) for gross proceeds of $26,506. Each Unit comprised one subordinate voting share of the Company and one-half of one Subordinate Voting Share purchase warrant. Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of $2.45 CAD ($1.92) until December 11, 2023. Also in connection with this transaction, the Company issued 1,624,290 compensation warrants to its agent (Note 9). Total cash share issuance costs of $2,197 were deducted from the gross proceeds.

(xvi)	On December 11, 2020, the Company issued 3,000,000 subordinate voting shares in settlement of a claim made by a former promoter of the Company. The shares were valued at $2.42 CAD ($1.90) which was the value on the date that the settlement was approved.

Share Capital Reserved for Issuance

A summary of shares issued and reserved for issuance is summarized below:

Number of Subordinated Voting Share Equivalents
Subordinate Voting	306,135,160
Multiple Voting	55,000,000
Unvested portion of director loan shares	1,785,235
Stock Options	22,592,427
Compensation Warrants	1,090,200
Financing Warrants	14,087,675
Total – December 31, 2020	400,690,697

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

8.	WARRANTS

				Weighted
				Average
	Compensation	Financing		Exercise Price
	Warrants	Warrants	Amount	(CAD$)
Balance, May 30, 2019	-	-	$-	$-
Issued	1,314,033	-	153	0.33
Exercised	-	-	-	-
Expired	-	-	-	-
Balance, December 31, 2019	1,314,033	-	$153	$0.33
Issued	9,210,445	36,074,118	24,502	1.29
Exercised	(9,434,278)	(21,986,443)	(8,784)	1.02
Expired	-	-	-	-
Balance, December 31, 2020	1,090,200	14,087,675	$15,871	$1.78

The weighted average market fair value of shares purchased through warrant exercises during the year ended December 31, 2020 was CAD$2.22.

	December	February	May Bought	October	December
	2019	2020	Deal	Bought Deal	Bought Deal
Warrants Issued	1,314,033	5,483,321	994,034	1,642,890	1,090,200
Exercised	(1,314,033)	(5,483,321)	(994,034)	(1,642,890)	-
Expired	-	-	-	-	-
Outstanding December 31, 2020	-	-	-	-	1,090,200
Exercise Price (CAD$)	$0.33	$0.33	$0.53	$1.05	$1.90
Expiry Date	2021-02-27	2021-02-27	2022-05-26	2022-10-30	2022-12-07

Compensation Warrants

MindMed US issued 1,314,033 compensation warrants in relation to the completion of the first tranche of the MindMed US Offering which closed on December 19, 2019 (Note 7(vi)). The warrants had an expiry date of February 27, 2021. Each warrant entitled the holder to purchase one Subordinate Voting Share, at $0.33 CAD per share until the expiry date. The fair value was estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 124%, (iii) risk-free rate of 1.69%, (iv) share price of $0.33 CAD, (v) forfeiture rate of 0%, and (vi) expected life of 1.2 years.

MindMed US issued 5,483,321 compensation warrants in relation to the completion of the second and third tranches of the MindMed US Offering which took place in February 2020 (Note 7(vii)(ix)). The warrants have an expiry date of February 27, 2021. Each warrant entitles the holder to purchase one Subordinate Voting Share at $0.33 CAD per share until the expiry date. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 124%, (iii) risk-free rate of 1.62%, (iv) share price of $0.33 CAD, (v) forfeiture rate of 0%, and (vi) expected life of 1 year.

Pursuant to the terms of the Arrangement, all warrants of MindMed US were exchanged for warrants of the Company.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

8.	WARRANTS (Continued)

Compensation Warrants (Continued)

The Company issued 994,034 compensation warrants to the underwriter in connection with a bought deal financing (Note 7(xiii)) which was completed on May 26, 2020. The warrants have an expiry date of May 26, 2022. Each warrant entitles the holder to purchase one Subordinate Voting Share at $0.53 CAD per share until the expiry date. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 93%, (iii) risk-free rate of 0.30%, (iv) share price of $0.55 CAD, (v) forfeiture rate of 0%, and (vi) expected life of 2 years.

The Company issued 1,642,890 broker warrants to the underwriter in connection with a bought deal financing (Note 7(xiv)) which was completed on October 30, 2020. The warrants have an expiry date of October 30, 2022. Each warrant entitles the holder to purchase one unit at $1.05 CAD per warrant until the expiry date. Each unit entitles the holder to one Subordinate Voting Share and one half Subordinate Voting Share financing warrant. Each financing warrant entitles the holder to purchase one Subordinate Voting Share at $1.40 CAD until expiry on October 30, 2022. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 103%, (iii) risk-free rate of 0.27%, (iv) share price of $1.18 CAD, (v) forfeiture rate of 0%, and (vi) expected life of 2 years.

The Company issued 1,090,200 broker warrants to the underwriter in connection with a bought deal financing (Note 7(xv)) which was completed on December 11, 2020. The warrants have an expiry date of December 11, 2022. Each warrant entitles the holder to purchase one unit at $1.90 CAD per warrant until the expiry date. Each unit entitles the holder to one Subordinate Voting Share and one half Subordinate Voting Share financing warrant. Each financing warrant entitles the holder to purchase one Subordinate Voting Share at $2.45 CAD until expiry on December 11, 2022. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 95%, (iii) risk-free rate of 0.30%, (iv) share price of $5.56 CAD, (v) forfeiture rate of 0%, and (vi) expected life of 2 years.

Financing Warrants

	May Bought	October	December
	Deal (Note	Bought Deal	Bought Deal
	7(xiii))	(Note 7(xiv))	(Note 7(xv))
Warrants Issued	12,476,925	14,512,193	9,085,000
Exercised	(9,629,750)	(9,937,843)	(2,418,850)
Expired	-	-	-
Outstanding December 31, 2020	2,847,175	4,574,350	6,666,150
Exercise Price (CAD$)	$0.79	$1.40	$2.45
Expiry Date	2022-05-26	2022-10-30	2022-12-07

The financing warrants are valued based on the 10 day weighted average trading price of the warrants on the NEO Exchange from the start of trading.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

9.	STOCK OPTIONS

The Company has a stock option plan to advance the interests of the Company by providing employees, contractors and directors of the Company a performance incentive for continued and improved service with the Company. The plan sets out the framework for determining eligibility as well as the terms of any stock-based compensation granted. The plan was approved by the shareholders as part of the Arrangement. The standard vesting terms for employee grants are 25% on the first anniversary of the grant date and 1/36th thereafter each month for succeeding 36 months.

The Company issued 18,902,500 options on February 27, 2020 and 300,000 options on March 24, 2020 to employees and directors. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 124%, (iii) risk-free rate of 1.62%, (iv) share price of $0.33 CAD, (v) forfeiture rate of 0%, and (vi) expected life of 5 years. Included in this group were 7,332,500 options granted to directors and contractors which included non-standard vesting terms which provided for vesting terms from immediate vesting to monthly vesting up to 24 months.

The Company issued 1,770,000 options on April 13, 2020 and 1,450,000 options on May 6, 2020 to employees and directors. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 93%, (iii) risk-free rate of 0.3%, (iv) share price of $0.54 CAD for April options issued and CAD$0.55 for May options issued, (v) forfeiture rate of 0%, and (vi) expected life of 5 years.

The Company issued 2,250,000 options on August 15, 2020 and 2,078,000 options on September 9, 2020 and to employees and directors. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 100-103%, (iii) risk-free rate of 0.37%, (iv) share price of $0.43 CAD for August options issued and $0.45 for September options issued, (v) forfeiture rate of 0%, and (vi) expected life of 5 years.

	Number of Options	Weighted Average Exercise Price
Balance, December 31, 2019	-	$-
Issued	26,775,500	0.36	CAD
Exercised	(2,563,073)	0.33	CAD
Cancelled	(1,620,000)	0.37	CAD
Balance, December 31, 2020	22,592,427	$0.38	CAD

The weighted average market price of options exercised in the year ended December 31, 2020 was $3.75 CAD.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

9.	STOCK OPTIONS (Continued)

The following options were issued and outstanding as at December 31, 2020:

Grant Date	Expiry Date	Number of Options	Exercise Price		Exercisable
27-Feb-20	27-Feb-25	15,044,427	$0.33	CAD	1,291,111
24-Mar-20	24-Mar-25	300,000	$0.33	CAD	-
13-Apr-20	13-Apr-25	1,770,000	$0.54	CAD	-
06-May-20	06-May-25	1,150,000	$0.55	CAD	-
15-Aug-20	15-Aug-25	2,250,000	$0.43	CAD	-
09-Sep-20	09-Sep-25	2,078,000	$0.45	CAD	-
December 31, 2020		22,592,427			1,291,111

The weighted average contractual life for the remaining options as at December 31, 2020 is 4.3 years. For the year ended December 31, 2020, the Company recognized compensation expense from stock options of $2,991 included in share-based payments.

10.	INCOME TAXES

Income taxes recoverable have not been recognized in the consolidated statement of operations and comprehensive loss, as the Company has been incurring losses since inception, and it is not probable that future taxable profits will be available against which the accumulated tax losses can be utilized.

Unrecognized Deferred Tax Assets

As at December 31, 2020, deferred tax assets have not been recognized with respect to the following items:

	Dec. 31, 2020	Dec. 31, 2019
Non-capital losses	$7,107	$3,220
Share issuance costs	1,532	-
Accounting basis of intangible assets in excess of tax basis	144	92
Scientific research and experimental development expenditures	-	2,049
Deferred compensation	48	31
Share-based payments	-	72
Start-up costs	2,265	-
	$11,096	$5,464

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

10.	INCOME TAXES (Continued)

The reconciliation of the statutory income tax rate applied to the net loss for the period to the income tax expense is as follows:

	Dec. 31, 2020	Dec. 31, 2019
Loss before income taxes	$(35,339)	$(5,474)

Statutory income tax rate	27.00%	27.87%
Income tax recovery based on statutory income tax rate	(9,541)	(1,526)
Foreign tax rate differential	46	-
Non-deductible expenses	2,854	3
Foreign exchange, other	342	-
Deferred tax asset not recognized	6,301	1,523
	$-	$-

The Company’s Canadian non-capital losses of $1,793 available for carryforward until 2040.

The Company’s U.S. non-capital losses do not expire.

11.	DERIVATIVE LIABILITY - FOREIGN CURRENCY WARRANTS

The following summarizes the change in foreign currency warrants:

Fair value of warrants issued May 26, 2020 (Note 7(xiii))	$805

Fair value adjustment June 30, 2020	(125)
Fair value adjustment September 30, 2020	998
873

Reclass to Warrant equity	(1,678)

Balance, December 31, 2020	$-

These warrants were considered financial instruments and were fair valued at each statement date using the market value of the warrants traded on the NEO Exchange, with changes in the fair value recognized in the consolidated statement of earnings (loss) and comprehensive earnings (loss). This is considered to be a Level 1 fair value measurement within the fair value hierarchy. As a result of the change in functional currency of the parent company, the warrant liability was reclassified to equity instruments effective October 1, 2020. (See Note 3)

12.	LOSS PER SHARE

The weighted average number of Subordinate Voting Shares outstanding for the year ended December 31, 2020 was 361,135,160. In calculating the weighted average number of shares, the Multiple Voting Shares are included assuming the shareholders executed their conversion rights. The Company has not adjusted its weighted average number of Subordinate Voting shares outstanding in the calculation of diluted loss per share, as the effect of warrants and options is anti-dilutive.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

13.	RESEARCH AND DEVELOPMENT

	Year Ended December 31, 2020	Period from May 30, 2019 to December 31, 2019
Payroll, consulting and benefits	$3,152	$801
Licensing fees	700	727
Manufacturing costs	3,841	34
Clinical research and regulatory expenses	4,117	115
Data and study acquisition costs	2,838	-
Other	739	73
	$15,387	$2,049

14.	GENERAL AND ADMINISTRATIVE

	Year Ended December 31, 2020	Period from May 30, 2019 to December 31, 2019
Payroll, consulting fees and benefits	$2,703	$1,174
Legal fees	814	1,045
Accounting and audit	301	312
Marketing and investor relations	2,381	185
Other	1,491	389
	$7,690	$3,105

15.	COMMITMENTS AND CONTINGENCIES

As at December 31, 2020, the Company has obligations to make future payments, representing significant research and development contracts and other commitments that are known and committed in the amount of approximately $8,586. Most of these agreements are cancelable by the Company with notice. These commitments include agreements related to the conduct of the clinical trials, sponsored research, manufacturing and preclinical studies.

The Company enters into research, development and license agreements in the ordinary course of business where the Company receives research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which are uncertain.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

15.	COMMITMENTS AND CONTINGENCIES (Continued)

The Company periodically enters into research and license agreements with third parties that include indemnification provisions customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of claims arising from research and development activities undertaken by or on behalf of the Company. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions could be unlimited. These indemnification provisions generally survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the consolidated financial statements with respect to these indemnification obligations.

16.	RELATED PARTY TRANSACTIONS

For the year ended December 31, 2020, the key management personnel of the Company were the board of directors, Executive Chair & Co-Chief Executive Officer, Co-Chief Executive Officer & Head of Investor Relations, Chief Operating Officer, President, Chief Medical Officer, Chief Scientific Officer and Chief Financial Officer.

Compensation for key management personnel of the Company was as follows:

	Year Ended December 31, 2020	Period from May 30, 2019 to December 31, 2019
Payroll, consulting fees and other benefits	$$2,389	$1,064
Share-based compensation	670	-

The Company incurred legal fees of $1,469 to companies controlled by a director of the Company during the year ended December 31, 2020.

As at December 31, 2020 the Company had accounts payable and accrued liabilities outstanding of $93 (2019 - $786) to a company controlled by a director.

The Directors do not receive cash compensation for their services as directors but are reimbursed for expenses incurred. Directors received share-based compensation of $384 (2019 - $73).

17.	MANAGEMENT OF CAPITAL

The Company defines its capital as share capital, warrants and deficit. The Company’s objectives when managing capital are to ensure there are sufficient funds available to carry out its research and development programs. To date, these programs have been funded through the sale of equity securities.

The Company also intends to source non-dilutive funding by accessing grants, government assistance and tax incentives, and through partnerships with corporations and research institutions. The Company uses budgets and purchasing controls to manage its costs. The Company is not exposed to any externally imposed capital requirements.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

18.	FINANCIAL INSTRUMENTS

Fair Value

Fair Value Measurement provides a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs are those that reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions with respect to how market participants would price an asset or liability. These two inputs used to measure fair value fall into the following three different levels of the fair value hierarchy:

Level 1 Quoted prices in active markets for identical instruments that are observable.

Level 2 Quoted prices in active markets for similar instruments; inputs other than quoted prices that are observable and derived from or corroborated by observable market data.

Level 3 Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The hierarchy requires the use of observable market data when available.

Cash and accounts payable and accrued liabilities are all short-term in nature and, as such, their carrying values approximate fair values. The derivative liability – foreign currency warrants are valued as Level 1 in the hierarchy, using trading values established in an active market.

Risks

The Company has exposure to credit risk, liquidity risk, interest rate risk and currency risk. The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Audit Committee of the board of directors is responsible for reviewing the Company’s risk management policies.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash. The carrying amount of these financial assets represents the maximum credit exposure. Cash and funds held in trust are on deposit with major American and Canadian chartered banks and the Company invests in high-grade short-term instruments.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is a development stage company and is reliant on external fundraising to support its operations. Once funds have been raised, the Company manages its liquidity risk by investing in cash and short-term instruments to provide regular cash flow for current operations. It also manages liquidity risk by continuously monitoring actual and projected cash flows. All accounts payable and accrued liabilities are due within 12 months. The board of directors reviews and approves the Company’s operating and capital budgets, as well as any material transactions not in the ordinary course of business.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

18.	FINANCIAL INSTRUMENTS (Cont’d)

(c)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds its cash in bank accounts that have a variable rate of interest. The Company manages its interest rate risk by holding highly liquid short-term instruments and by holding its investments to maturity, where possible. The Company earned interest income for the year ended December 31, 2020 of $13. Therefore, a 100 basis point change in the average interest rate for the year ended December 31, 2020 would have no material impact.

(d)	Currency risk

The Company is exposed to currency risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the portion of the Company’s business transactions and balances denominated in currencies other than the United States dollar.

Exposure to Foreign Currency (in USD)	Cash	Payables	Expenses December 31, 2020
Canadian Dollars	$1,568	$(207)	$1,794
Australian Dollars	117	(62)	2,165
Swiss Francs	228	(63)	2,820
Swedish Krona	-	(14)	14
Euro	-	(130)	239
British Pounds	-	-	27
Balance, December 31, 2020	1,913	$(476)	$7,059

Therefore, a 1% change in the USD exchange rate would have a net impact on foreign currency balances as at December 31, 2020 of $14. Also, a 1% change in the USD exchange rate on expenditures would have a net impact during the period of $71 assuming that all other variables remained constant.

19.	SUBSEQUENT EVENTS

On January 7, 2021, the Company announced that it had closed a bought deal short form prospectus offering. In connection with the offering, the Company issued 20,930,000 units at a price per unit of $4.40 CAD for gross proceeds of $72,343. Each Unit comprised one subordinate voting share of the Company and one-half of one Subordinate Voting Share purchase warrant. Each whole warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of $5.75 CAD until January 7, 2024.

Mind Medicine (MindMed) Inc. (Formerly Broadway Gold Mining Ltd.)

Notes to Consolidated Financial Statements

(Expressed in thousands of United States Dollars)

For the Year Ended December 31, 2020

19.	SUBSEQUENT EVENTS (Cont’d)

On February 26, 2021, the Company announced that it had closed the acquisition of HealthMode, Inc. (a digital medicine and therapeutics company). In consideration for the acquisition of HealthMode, MindMed has issued 81,833 multiple voting shares of MindMed (equivalent to 8,183,300 subordinate voting shares) and will make payments of approximately $224 in cash. All multiple voting shares issued pursuant to the Acquisition were issued at a price of $385.87 CAD, which is equivalent to $3.8587 CAD per underlying subordinate voting share. The market price was calculated using the five-day volume weighted average trading price of the subordinate voting shares of MindMed, as reported by the NEO Exchange as at the close of business on January 19, 2021, which was the date on which the parties entered into a non-binding letter of intent. Total consideration for the acquisition is $31,863. As at March 26, 2021, the purchase price allocation has not been finalized.

As part of the acquisition, MindMed has agreed to assume 7,891 outstanding HealthMode options at an exchange ratio of one HealthMode option for 4.260451 options of MindMed issuable under MindMed’s stock option plan resulting in issuance of 33,619 MindMed options. Each MindMed option issued will be fully vested and be exercisable into one subordinate voting share at an exercise price of $0.02 per share (taking into account the exchange ratio).

On March 9, 2021, the Company announced that it had closed a private placement offering. In connection with the offering, the Company issued 6,000,000 units at a price per unit of $3.25 CAD for gross proceeds of $15,434. Each unit comprised one subordinate voting share of the Company and one-half of one Subordinate Voting Share purchase warrant. Each whole warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of $4.40 CAD until March 9, 2024.